                                                                EXHIBIT 7(H)





                      CONTRIBUTION AND EXCHANGE AGREEMENT

                                  By and Among

                           LIBERTY MEDIA CORPORATION,

                               LIBERTY IFE, INC.

                                      and

                            FOX KIDS WORLDWIDE, INC.

                                 June 11, 1997

                               TABLE OF CONTENTS



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
1.       Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1

2.       The Contribution.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
         2.1     The Contribution.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
         2.2     Exchange of Stock Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
         2.3     Filing of Charter Amendments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6

3.       Closing Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7

4.       Representations and Warranties of Liberty and LIFE . . . . . . . . . . . . . . . . . . . . . . . .  7
         4.1     Organization and Standing; Articles and By-Laws  . . . . . . . . . . . . . . . . . . . . .  7
         4.2     Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
         4.3     No Conflicts; Required Filings and Consents  . . . . . . . . . . . . . . . . . . . . . . .  7
         4.4     Litigation; Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
         4.5     Title to the IFE Notes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
         4.6     Title to the IFE Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
         4.7     No Other Agreements Relating to IFE Securities . . . . . . . . . . . . . . . . . . . . . .  9
         4.8     Investment Intent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
         4.9     No Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
         4.10    Full Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9

5.       Representations and Warranties of Fox Kids . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
         5.1     Organization and Standing; Articles and By-Laws  . . . . . . . . . . . . . . . . . . . . .  9
         5.2     Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         5.3     No Conflicts; Required Filings and Consents  . . . . . . . . . . . . . . . . . . . . . . .  10
         5.4     Capital Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         5.5     The Fox Kids and NPAL Preferred Stocks . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         5.6     Compliance with Applicable Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         5.7     Newly Formed Corporation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         5.8     NPAL Financial Statements; Primary US Holding Company  . . . . . . . . . . . . . . . . . .  12
         5.9     TNCL SEC Filings; TNCL Financial Statements  . . . . . . . . . . . . . . . . . . . . . . .  13
         5.10    Investment Intent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         5.11    No Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         5.12    Full Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14





                                      (i)

                               TABLE OF CONTENTS


                                                                                                            Page
                                                                                                            ----
6.       Pre-Closing Covenants of Fox Kids, LIFE and Liberty  . . . . . . . . . . . . . . . . . . . . . . .  14
         6.1     Filings and other Actions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         6.2     Public Announcements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         6.3     Substitution of Consideration in Certain Circumstances . . . . . . . . . . . . . . . . . .  14
         6.4     Notification of Certain Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         6.5     H-S-R Filings; Best Efforts to Close.  . . . . . . . . . . . . . . . . . . . . . . . . . .  16

7.       Conditions to Each Party's Obligation to Effect the Contribution . . . . . . . . . . . . . . . . .  16
         7.1     No Stop Order  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         7.2     Consummation of Share Exchange . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         7.3     H-S-R Act. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

8.       Additional Conditions to Obligations of Fox Kids . . . . . . . . . . . . . . . . . . . . . . . . .  17
         8.1     Accuracy of Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . .  17
         8.2     Performance of Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         8.3     Officer's Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         8.4     Opinion of Counsel for Liberty and LIFE  . . . . . . . . . . . . . . . . . . . . . . . . .  18
         8.5     Amended Affiliation Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         8.6     IFE Shareholders Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

9.       Additional Conditions to the Obligations of Liberty and LIFE . . . . . . . . . . . . . . . . . . .  18
         9.1     Accuracy of Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . .  18
         9.3     Officer's Certificate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         9.4     Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         9.5     Funding Agreement and Exchange Agreement.  . . . . . . . . . . . . . . . . . . . . . . . .  19
         9.6     Assets of NPAL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         9.7     Opinion of Counsel for Fox Kids  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         9.8     Registration Rights Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

10.      Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         10.1    Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         10.2    Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

11.      Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         11.1    Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         11.2    Certain Actions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         11.3    Indemnification by Liberty and LIFE  . . . . . . . . . . . . . . . . . . . . . . . . . . .  21





                                      (ii)

                               TABLE OF CONTENTS


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
         11.4    Indemnification by Fox Kids  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         11.5    Claims . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

12.      Miscellaneous Provisions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         12.1    Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         12.2    Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         12.3    Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         12.4    No Adverse Construction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         12.5    Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         12.6    Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         12.7    Successors and Assigns . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         12.8    Amendment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         12.9    Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         12.10   Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25


EXHIBITS AND SCHEDULES

Exhibit A        Share Exchange Agreement
Exhibit B        Amended Affiliation Agreement
Exhibit C        Exchange Agreement
Exhibit D        Funding Agreement
Exhibit E        NPAL Certificate of Amendment
Exhibit F        Fox Kids Certificate of Designations
Exhibit G        Press Release
Exhibit H        Opinion by Counsel for Liberty and LIFE
Exhibit I        Opinion by Counsel for Fox Kids
Exhibit J        Certificates regarding Tax Matters

Schedule 5.8     NPAL Subsidiaries
Schedule 9.8     Terms of Registration Rights Agreement





                                     (iii)

                      CONTRIBUTION AND EXCHANGE AGREEMENT


         Contribution and Exchange Agreement (this "Agreement"), dated as of June 11, 1997, by and among Liberty Media Corporation, a Delaware corporation ("Liberty"), Liberty IFE, Inc., a Colorado corporation and a wholly owned subsidiary of Liberty ("LIFE"), and Fox Kids Worldwide, Inc., a Delaware corporation ("Fox Kids").

                                    RECITALS

         A. LIFE owns of record 7,088,732 shares of Class C non-voting Common Stock, par value $.01 per share (the "IFE Stock"), of International Family Entertainment, Inc., a Delaware corporation ("IFE"), and 6% Convertible Secured Notes due 2004 of IFE in the principal amount of $23,000,000 which, as of the date hereof, are convertible into 2,587,500 shares of IFE Stock (the "IFE Notes" and, together with the IFE Stock, the "IFE Securities").

         B. LIFE wishes to contribute the IFE Securities to Fox Kids in exchange for the Consideration (as hereinafter defined) (collectively, the "Contribution").

         C. The Contribution is to be made concurrently with the exchange of shares of capital stock (the "Share Exchange") contemplated by that certain Agreement, dated as of the date hereof, among Fox Kids, Saban Entertainment, Inc., Fox Broadcasting Company, Fox Broadcasting Sub, Inc., Allen & Company Incorporated, Haim Saban and the other entities parties thereto, a copy of which is attached to this Agreement as Exhibit A (the "Share Exchange Agreement").

         D. The Contribution and the Share Exchange are intended to qualify as a tax-free exchange pursuant to Section 351 of the Internal Revenue Code of 1986, as amended (the "Code"), except to the extent that the Exchange Right (as hereinafter defined) constitutes taxable "boot" under the Code.

                                   AGREEMENT

         In consideration of the premises and of the mutual representations, warranties, covenants and agreements contained herein, and in order to set forth the terms and conditions of the Contribution, the parties to this Agreement hereby agree as follows:

         1. Definitions: As used in this Agreement, terms defined in the preamble and recitals shall have the respective meanings specified therein and the terms set forth below shall have the meanings indicated:

                 "Affiliate" means, when used with reference to a specified Person, any Person that directly or indirectly through one or more intermediaries controls or is controlled by, or is under common control with, such specified Person. For the purposes of this definition, control (including the terms controlled by and under common control with), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. For purposes of this Agreement, (i) neither IFE nor any of its Subsidiaries shall be deemed an Affiliate of Liberty, LIFE, Fox Kids or any of their respective Affiliates and
(ii) each of NPAL and Saban Entertainment, Inc., a Delaware corporation, and their respective Affiliates shall be deemed an Affiliate of Fox Kids.

                 "Amended Affiliation Agreement" means that certain affiliation agreement between Satellite Services, Inc. and IFE in the form of Exhibit B hereto.

                 "Closing" has the meaning set forth in Section 3.

                 "Closing Date" has the meaning set forth in Section 3.

                 "Consideration Adjustment Period" means the period commencing immediately following the Closing and ending on the date the transactions contemplated by the Merger Agreement are consummated; provided, however, that if the Merger Agreement is terminated, the "Consideration Adjustment Period" shall mean the last to occur of (i) such termination, (ii) November 30, 1997 and (iii) the consummation or termination of the sale of the IFE Class A Stock pursuant to the Robertsons Class A Purchase Agreement.

                 "$" means the United States dollar.

                 "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                 "Exchange Agreement" means that certain Exchange Agreement, dated as of the Closing Date, among Liberty, LIFE and NPAL, in the form of Exhibit C hereto.

                 "Exchange Right" means the exchange right granted to Liberty and LIFE under the Exchange Agreement.

                 "Fox Kids Certificate of Designations" has the meaning set forth in Section 2.3.

                 "Fox Kids Disclosure Letter" has the meaning set forth in
Section 5.

                 "Fox Kids Preferred Stock" means the Series A Preferred Stock, par value $.001 per share, of Fox Kids.

                 "Fully Diluted Share Number" means the sum of (i) the number of shares of IFE Stock owned by LIFE plus (ii) the number of shares of IFE Stock into which the IFE Notes owned by LIFE are convertible, in each case as of the Closing Date.

                 "Funding Agreement" means that certain Funding Agreement, dated as of the date hereof, among Fox Kids, NPAL and TNCL, in the form of Exhibit D hereto.

                 "Governmental Authority" has the meaning set forth in Section 4.3.

                 "Highest Per Share Amount" means the highest amount paid, or agreed to be paid, by Fox Kids, or any Affiliate of Fox Kids, for a share of capital stock of IFE (including without limitation for any shares of any class of common stock of IFE) (i) from M.G. "Pat" Robertson, the Robertson Charitable Remainder Unitrust, the Gordon P. Robertson Irrevocable Trust, the Elizabeth F. Robinson Irrevocable Trust, the Ann R. Lablanc Irrevocable Trust, Lisa N. Robertson, Timothy B. Robertson (individually and as custodian to and for each of Abigail H. Robertson, Laura N. Robertson, Elizabeth C. Robertson, Willis H. Robertson and Caroline S. Robertson), the Timothy and Lisa Robertson Children's Trust, the Timothy B. Robertson Charitable Trust, any other charitable, revocable or irrevocable trust created by or for the benefit of the Robertsons, their children or their respective heirs, The Christian Broadcasting Network, Inc. or Regent University (and, in each case, from any of their respective Affiliates), (ii) pursuant to a tender offer made to the public shareholders of IFE, (iii) pursuant to a merger, binding share exchange or similar agreement involving IFE (including without limitation the Merger Agreement) (other than an amount paid in respect of a share of capital stock of IFE to any IFE stockholder pursuant to Section 262 of the Delaware General Corporation Law),
(iv) in any transaction involving any holder or "group" (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) that owns, or has the right to dispose of, or to direct the disposition of, 2 2 % or more of the outstanding shares of any class of common stock of IFE or (v) in any transaction, or series of related or unrelated transactions (excluding for purposes of this clause (v) any transaction referred to in clauses (i) through (iii) above), involving, in the aggregate (between January 1, 1997 and the end of the Consideration Adjustment Period), 5% or more of the outstanding shares of any class of common stock of IFE, in each case appropriately adjusted to take into account any stock dividend, subdivision, split, or combination involving the capital stock of IFE during any relevant period.

                 "IFE Class A Stock" means the Class A Voting Common Stock, par value $.01 per share, of IFE.

                 "IFE Class B Stock" means the Class B Common Stock, par value $.01 per share, of IFE.

                 "IFE Shareholders Agreement" means that certain Amended and Restated Shareholder Agreement, dated as of September 1, 1995, by and among M.G. "Pat" Robertson, Timothy B. Robertson, the Robertson Charitable Remainder Unitrust, the Timothy and Lisa Robertson Children's Trust, the Christian Broadcasting Network, LIFE and IFE.

                 "Lien" means any mortgage, pledge, lien, security interest or other encumbrance.

                 "Material NPAL Subsidiary" means each direct or indirect Subsidiary of NPAL that constitutes a "Significant Subsidiary" of NPAL within the meaning of Rule 1-02 of Regulation S-X of the SEC.

                 "Material TNCL Subsidiary" means each direct or indirect Subsidiary of TNCL that constitutes a "Significant Subsidiary" of TNCL within the meaning of Rule 1-02 of Regulation S-X of the SEC.

                 "Merger Agreement" means that certain Agreement and Plan of Merger, dated as of the date hereof, among Fox Kids, Fox Kids Merger Corporation and IFE, as the same may be amended, supplemented or otherwise modified; provided, however, that if the Merger Agreement is terminated and the Purchaser or any of its Affiliates subsequently enters into, prior to the end of the Consideration Adjustment Period, another merger agreement, binding share agreement, asset purchase agreement or other agreement with IFE that requires the approval of shareholders of IFE in order to consummate the transactions contemplated thereby, then the term "Merger Agreement" shall be deemed to refer to such agreement, as the same may be amended, supplemented or otherwise modified.

                 "NPAL" means News Publishing Australia Limited, a Delaware corporation.

                 "NPAL Certificate of Amendment" means the Certificate of Amendment to the Certificate of Incorporation of NPAL that creates the NPAL Preferred Stock, in the form of Exhibit E hereto.

                 "NPAL Financial Statements" means the unaudited consolidated balance sheets of NPAL as of June 30, 1996 and December 31, 1996, and the related unaudited operating statement and profit and loss for the six-month period ended December 31, 1996 and the one-year period ended June 30, 1996 (without footnotes).

                 "NPAL Preferred Stock" means the Preferred Stock, par value $.001 per share, of NPAL.

                 "Outside Date" means July 30, 1997; provided, however, that if a request for additional information is made of Fox Kids (or any of its Affiliates) in connection with the filings to be made under the H-S-R Act contemplated by Section 6.5(a) hereof, then "Outside Date" shall mean the earlier of (i) November 30, 1997 and (ii) the later of (x) July 30, 1997 and
(y) the second business day after receipt by Fox Kids (or the Affiliate of Fox Kids that makes the filings) of clearance or authorization to effect the transactions referred to in the first sentence of Section 6.5(a).

                 "Person" means any individual, corporation, general or limited partnership, limited liability company, trust, joint venture, association or unincorporated entity of any kind.

                 "Restriction" means, when used with respect to any specified security, any shareholders or other trust agreement, option, warrant, escrow, proxy, buy-sell agreement, power of attorney or other contract, agreement or arrangement which (i) grants to any Person the right to purchase or otherwise acquire, or obligates any Person to sell or otherwise dispose of, such specified security or any interest therein, or (ii) restricts the transfer of, or the exercise of any rights or the enjoyment of any benefits arising by reason of, the ownership of such specified security.

                 "Robertsons Class A Purchase Agreement" means that certain Stock Purchase Agreement, dated as of the date hereof, by and among Fox Kids, M.G. "Pat" Robertson, the Robertson Charitable Remainder Unitrust, the Gordon
P. Robertson Irrevocable Trust, the Elizabeth F. Robinson Irrevocable Trust, the Ann R. Lablanc Irrevocable Trust, Lisa N. Robertson, Timothy B. Robertson (individually and as custodian to and for each of Abigail H. Robertson, Laura
N. Robertson, Elizabeth C. Robertson, Willis H. Robertson and Caroline S. Robertson), the Timothy and Lisa Robertson Children's Trust and the Timothy B. Robertson Charitable Trust.

                 "SEC" means the United States Securities and Exchange
Commission.

                 "Subsidiary" of a specified Person means (i) any corporation of which equity securities possessing a majority of the ordinary voting power in electing the board of directors are, at the time as of which such determination is being made, owned or controlled by such specified Person either directly or indirectly through or in combination with one or more Subsidiaries of such specified Person, or (ii) any Person (other than a corporation) in which such specified Person either directly or indirectly through or in combination with one or more Subsidiaries, at the time as of which such determination is being made, (x) is a general partner or (y) owns or controls more than a 50% ownership interest and has the right to elect a majority of the members of the governing authority of such Specified Person.

                 "Substitute Security" has the meaning set forth in Section 6.3(a).

                 "TCI" means Tele-Communications, Inc., a Delaware corporation.

                 "TNCL" means The News Corporation Limited, a corporation organized and existing under the laws of South Australia, Australia.

         2.      The Contribution.

                 2.1 The Contribution. (a) At the Closing, and subject to the terms and conditions hereinafter set forth, LIFE shall contribute the IFE Securities to Fox Kids in exchange for shares of Fox Kids Preferred Stock (or, if applicable, the Substitute Security) with an aggregate initial liquidation preference (the "Initial Liquidation Preference") equal to the greater of (i) $345 million or (ii) the sum of (x) $6.33 million plus (y) the amount determined by multiplying (x) the Highest Per Share Amount paid during the period commencing on January 1, 1997 and ending at the time of the Closing by
(y) the Fully Diluted Share Number (the "Consideration"). The Consideration shall be adjusted in accordance with the provisions of subsection (b) below. It is the intention of the parties that the Consideration equal the amount (rounded to the nearest thousand to avoid the issuance of fractional shares) derived by multiplying the Highest Per Share Amount (which as of the date of this Agreement is understood by Liberty and LIFE to be $35) by the Fully Diluted Share Number, and then adding thereto $6.33 million, which represents
(A) $3.5 million of interest income forfeited by LIFE as a result of its contribution of the IFE Notes to Fox Kids as provided herein and (B) $2.83 million to partially compensate Liberty and LIFE for the fact that the Exchange Right constitutes "boot" for Federal income taxes purposes.

                 (b) If (i) during the Consideration Adjustment Period a Highest Per Share Amount is paid (a "Post-Closing Highest Per Share Amount") which is greater than the Highest Per Share Amount paid prior to or at the time of the Closing, and (ii) the Initial Liquidation Preference would have been higher had such Post-Closing Highest Per Share Amount been paid immediately prior to the Closing, then LIFE (or its nominee) shall receive, within 5 business days of such Post-Closing Highest Per Share Amount having been paid, additional shares of Fox Kids Preferred Stock (rounded up to the nearest whole number) with an aggregate initial liquidation preference equal to the difference between (x) the aggregate Initial Liquidation Preference that the Fox Kids Preferred Stock would have had if the Post- Closing Highest Per Share Amount had been paid immediately prior to the Closing and (y) the aggregate Initial Liquidation Preference of the Fox Kids Preferred Stock received by LIFE (or its nominee) at the Closing. This Section 2.1(b) shall apply with respect to each Post-Closing Highest Per Share Amount paid subsequent to the time of the Closing; provided, however, that if any adjustment is made pursuant to this Section 2.1(b), then any subsequent calculation pursuant to this subsection (b) due to a higher Post-Closing Highest Per Share Amount being paid shall be based on the aggregate Initial Liquidation Preference of all shares of Fox Kids Preferred Stock received by LIFE (or its nominee) under this Section
2.1 and the aggregate Initial Liquidation Preference for the Fox Kids Preferred Stock that LIFE would have received had such higher Post-Closing Highest Per Share Amount been paid immediately prior to the Closing.

                 2.2 Exchange of Stock Certificates. At the Closing, Fox Kids shall deliver, or cause to be delivered, to LIFE, against delivery to Fox Kids of the IFE Notes and the certificate or certificates evidencing the IFE Stock (together with duly executed stock powers in blank and with all requisite stock and bond transfer tax stamps duly affixed thereto), a certificate, registered in the name of LIFE or its nominee, representing the shares of Fox Kids Preferred Stock to which LIFE is entitled pursuant to Section 2.1 hereof.

                 2.3 Filing of Charter Amendments. The Fox Kids Preferred Stock delivered to LIFE or its nominee at the Closing shall have the preferences and relative participating, optional and other special rights, qualifications, limitations and restrictions set forth in the form of Certificate of Designations attached hereto as Exhibit F (the "Fox Kids Certificate of Designations"). Fox Kids shall cause the Fox Kids Certificate of Designations and the NPAL Certificate of Amendment to be filed with the Delaware Secretary of State prior to or at the time of the Closing.

         3. Closing Date. The closing of the Contribution (the "Closing") shall (unless the parties hereto agree otherwise) take place at the offices of Baker & Botts, L.L.P., 599 Lexington Avenue, New York, New York, at 11:00 a.m., local time, on the day on which the last of the conditions set forth in Sections 7, 8 and 9 hereof is fulfilled or waived (subject to applicable law) (the "Closing Date"). The parties covenant and agree, subject to Section 6.3(b), that they will in any event effect the Closing on the second business day after the satisfaction of the condition set forth in Section 7.3 hereof, if the other conditions to the obligations of the parties under Sections 7, 8 and 9 hereof are capable of being satisfied at that time.

         4.      Representations and Warranties of Liberty and LIFE.    Liberty
and LIFE, jointly and severally, represent and warrant to Fox Kids as follows:

                 4.1 Organization and Standing; Articles and By-Laws. Each of Liberty and LIFE is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. LIFE has all requisite power and authority and all necessary governmental approvals, permits and other authorizations necessary to own the IFE Securities (which constitute its only assets, other than cash paid from time to time on the IFE Securities) and to carry on its business in the manner and in the locations it is now being conducted.

                 4.2 Authorization. Each of Liberty and LIFE has the requisite corporate power and authority to enter into and carry out the terms and conditions of this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Liberty and LIFE. Liberty, in its capacity as the sole stockholder of LIFE, has approved this Agreement, and no other corporate action on the part of Liberty or LIFE is necessary to authorize the execution, delivery or performance by either Liberty or LIFE of this Agreement. This Agreement has been duly executed and delivered by Liberty and LIFE and constitutes the valid and binding obligation of each of Liberty and LIFE, enforceable against Liberty and LIFE in accordance with its terms.

                 4.3 No Conflicts; Required Filings and Consents. The execution and delivery of this Agreement by each of Liberty and LIFE do not, and the performance of this Agreement by each of Liberty and LIFE will not, (i) conflict with or violate the certificate or articles of incorporation or bylaws of Liberty or LIFE, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to either Liberty or LIFE or by which any property or asset of either is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the loss of a material benefit under, or give to others any right of termination, amendment, acceleration, increased payments or cancellation of, or result in the creation of a lien or other encumbrance on the IFE Securities pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument to which Liberty, LIFE or any other Subsidiary of Liberty is a party. The execution and delivery of this Agreement by each of Liberty and LIFE do not, and the performance of this Agreement by each of Liberty and LIFE will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign (each, a "Governmental Authority"), except for such filings as may be required under Section 13(d) of the Exchange Act.

                 4.4 Litigation; Compliance with Laws. There are no actions, suits or proceedings of any nature pending, or, to the knowledge of Liberty or LIFE, threatened, against Liberty or LIFE arising out of (i) LIFE's ownership of the IFE Securities or (ii), as of the date hereof, this Agreement, or any action taken or to be taken by Liberty or LIFE in connection with this Agreement. Neither Liberty nor LIFE is subject to any order, judgment, ruling, or decree of any competent authority relating to Liberty or LIFE's ownership of the IFE Securities. Neither Liberty nor LIFE has received notice of any violation of any applicable statute, regulation, code, ordinance, rule, order, judgment, decree or requirement relating to LIFE's ownership of the IFE Securities and, to Liberty's and LIFE's knowledge, no such violation exists. Each of Liberty and LIFE is in compliance with all applicable laws, rules and regulations relating to LIFE's ownership of the IFE Securities.

                 4.5 Title to the IFE Notes. LIFE owns good and valid title to the IFE Notes, free and clear of any Lien or Restriction. At the Closing, subject to the terms and conditions of this Agreement, Fox Kids will acquire good and valid title to the IFE Notes, free and clear of any Liens or Restrictions other than those (i) arising under the Securities Act of 1933, as amended (the "Securities Act") and "blue sky" laws of applicable jurisdictions or (ii) created by or with the consent of Fox Kids or any of its Affiliates. As of the date hereof, the IFE Notes are convertible into an aggregate of 2,587,500 shares of IFE Stock which, if issued on the date hereof upon conversion of the IFE Notes, would be convertible into shares of IFE Class B Stock on a one-for-one basis. Neither Liberty nor LIFE has entered into any agreements, understandings or undertakings (other than this Agreement) with respect to the IFE Notes under which Liberty or LIFE is or may become obligated, directly or indirectly, to transfer, dispose of, convert or assign the IFE Notes, or which would result in a Lien or Restriction upon the IFE Notes. The IFE Notes are the only debt securities of IFE legally or beneficially owned by Liberty.

                 4.6 Title to the IFE Stock. LIFE has good and valid title to the 7,088,732 shares of IFE Stock owned by it on the date hereof, free and clear of any Lien or Restriction. At the Closing, subject to the terms and conditions of this Agreement, Fox Kids will acquire good and valid title to the shares of IFE Stock owned by LIFE, free and clear of all Liens or Restrictions other than those (i) arising under the Securities Act and "blue sky" laws of applicable jurisdictions or (ii) created by or with the consent of Fox Kids or any of its Affiliates. As of the date hereof, the shares of IFE Stock owned by LIFE are convertible into shares of IFE Class B Stock on a one-for-one basis. Neither Liberty nor LIFE has entered into any agreements, understandings or undertakings (other than this Agreement) with respect to the IFE Stock owned by LIFE under which Liberty or LIFE is or may become obligated, directly or indirectly, to transfer, dispose of, convert or assign such IFE Stock, or which would result in a Lien or Restriction upon such IFE Stock. The IFE Stock owned of record by LIFE are the only equity securities of IFE legally or beneficially owned by Liberty.

                 4.7 No Other Agreements Relating to IFE Securities. There are (i) no options, warrants, calls, subscriptions, convertible securities or other rights (including preemptive rights), agreements or commitments of any character (other than this Agreement) obligating Liberty or LIFE now or at any time in the future to sell, transfer or otherwise dispose of any of the IFE Securities and (ii) there are no voting trusts, proxies or other agreements to which Liberty or LIFE is a party with respect to the IFE Securities other than this Agreement, the IFE Shareholders Agreement and the purchase agreements pursuant to which LIFE acquired the IFE Stock and the IFE Notes from IFE.

                 4.8      Investment Intent.       The shares of Fox Kids
Preferred Stock to be acquired by LIFE pursuant to this Agreement are being acquired by LIFE for its own account for investment and with no present intention of distributing or reselling such shares or any part thereof in any transaction which would constitute a "distribution" within the meaning of the Securities Act. Liberty and LIFE understand and acknowledge that the offer and sale of the Fox Kids Preferred Stock have not been, and as of the Closing will not have been, registered under the Securities Act or any state securities laws.

                 4.9 No Brokers. No broker or finder is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Liberty or LIFE.

                 4.10 Full Disclosure. No statement herein or in the Exchange Agreement or in any certificate delivered pursuant to the requirements of this Agreement by or on behalf of Liberty or LIFE contains or will contain any untrue statement of a material fact concerning Liberty or LIFE or omits or will omit to state a material fact concerning Liberty or LIFE necessary in order to make the statements made herein or therein, in light of the circumstances under which they were made, not misleading.

         5. Representations and Warranties of Fox Kids. Except as set forth in the disclosure letter delivered at or prior to the execution of this Agreement by Fox Kids, which refers to the relevant Sections of this Agreement (the "Fox Kids Disclosure Letter"), Fox Kids represents and warrants to Liberty and LIFE as follows:

                 5.1      Organization and Standing; Articles and By-Laws.
Each of Fox Kids, NPAL, each Material NPAL Subsidiary, TNCL and each Material TNCL Subsidiary is a corporation, partnership or other legal entity duly organized, validly existing and, if applicable, in good standing under the laws of the jurisdiction of its incorporation or organization. Fox Kids,

NPAL and each Material NPAL Subsidiary is qualified, licensed or domesticated as a foreign corporation, partnership or other legal entity and is in good standing in all jurisdictions where the character of its properties owned or held under lease or the nature of its activities make such qualification necessary, except where the failure to be so qualified, licensed or domesticated would not have a material adverse effect on the business, assets, results of operations or financial position of (i), in the case of Fox Kids, of Fox Kids, and (ii) in the case of NPAL, NPAL and its Subsidiaries taken as a whole. Each of Fox Kids, NPAL, each Material NPAL Subsidiary, TNCL and each Material TNCL Subsidiary has all requisite power and authority and all necessary governmental approvals, permits and other authorizations necessary to own, lease and operate its properties and assets and to carry on its business in the manner and in the locations it is now being conducted, except where the failure to have such power, authority and governmental approvals, permits and authorizations would not have a material adverse effect on the business, assets, results of operations or financial position (x), in the case of Fox Kids, of Fox Kids, (y), in the case of NPAL and any Material NPAL Subsidiary, of NPAL and its Subsidiaries taken as a whole, and (z), in the case of TNCL and any Material TNCL Subsidiary, of TNCL and its Subsidiaries taken as a whole. True and correct copies of the Certificate of Incorporation and Bylaws of each of Fox Kids and NPAL, as amended to the date hereof, have been delivered to Liberty.

                 5.2 Authorization. Fox Kids has the requisite corporate power and authority to enter into and carry out the terms and conditions of this Agreement. Each of Fox Kids, NPAL and TNCL has the requisite corporate power and authority to enter into and carry out the terms and conditions of the Funding Agreement. NPAL has the requisite corporate power and authority to enter into and carry out the terms of the Exchange Agreement. The execution and delivery of this Agreement and the Funding Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Fox Kids and by any required shareholder or other action required under the charter documents of, or any shareholder agreement relating to, Fox Kids. All necessary corporate action on the part of each of NPAL and TNCL to authorize and approve the due execution, delivery and performance of the Funding Agreement by NPAL and TNCL, respectively, has been taken. All necessary corporate action on the part of NPAL to authorize and approve the due execution, delivery and performance of the Exchange Agreement by NPAL has been taken. This Agreement has been duly executed and delivered by Fox Kids and constitutes its valid and binding obligation, enforceable against it in accordance with its terms. Upon the execution and delivery of the Funding Agreement by Fox Kids, NPAL and TNCL at the Closing, the Funding Agreement will constitute the legal, valid and binding obligation of each of Fox Kids, NPAL and TNCL, enforceable against each in accordance with its terms, and will not be void or voidable by TNCL under Australian law. Upon the execution and delivery of the Exchange Agreement by NPAL at the Closing, the Exchange Agreement will constitute the legal, valid and binding obligation of NPAL, enforceable against NPAL in accordance with its terms.

                 5.3 No Conflicts; Required Filings and Consents. The execution and delivery of this Agreement by Fox Kids does not, and the performance of this Agreement by Fox

Kids, the execution, delivery and performance of the Funding Agreement by each of Fox Kids, NPAL and TNCL, and the execution, delivery and performance of the Exchange Agreement by NPAL will not, (i) conflict with or violate the certificate of incorporation, by-laws or other organizational documents of, or, to the knowledge of Fox Kids, any shareholder agreement relating to, Fox Kids, NPAL or TNCL, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to any of Fox Kids, NPAL, any Material NPAL Subsidiary, TNCL or any Material TNCL Subsidiary or by which any property or asset of any thereof is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the loss of a material benefit under, or give to others any right of termination, amendment, acceleration, increased payments or cancellation of, or result in the creation of a lien or other encumbrance on any material property or asset of Fox Kids, NPAL, any Material NPAL Subsidiary, TNCL or any Material TNCL Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument to which Fox Kids, NPAL, any Material NPAL Subsidiary, TNCL or any Material TNCL Subsidiary is a party, except, in the cases of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or delay the consummation of the transactions contemplated by this Agreement or otherwise prevent (x) Fox Kids from timely performing its obligations under this Agreement or, following the Closing, exercising its rights, or timely performing its obligations, under the terms of the Fox Kids Preferred Stock, (y), following the Closing, any of Fox Kids, NPAL or TNCL from exercising its rights, or timely performing its respective obligations, under the terms of the Funding Agreement or (z), following the Closing, NPAL from timely performing its obligations under the terms of the Exchange Agreement. The execution and delivery of this Agreement by Fox Kids does not, and the performance of this Agreement by Fox Kids, the execution, delivery and performance of the Funding Agreement by each of Fox Kids, NPAL and TNCL, and the execution, delivery and performance of the Exchange Agreement by NPAL will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for (i) the filing of the Fox Kids Certificate of Designations and the NPAL Certificate of Amendment with the Delaware Secretary of State prior to or at the time of the Closing and (ii) such filings as may be required under Section 13(d) of the Exchange Act. All required filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "H-S-R Act") have been made, and the waiting period thereunder has expired or terminated, with respect to the transactions contemplated by the Share Exchange Agreement.

                 5.4      Capital Stock.   As of the date hereof, the
authorized capital stock of Fox Kids consists of 10,000,000 shares of Class A Common Stock, par value $.001 per share, 10,000,000 shares of Class B Common Stock, par value $.001 per share, and 20,000,000 shares of "blank check" preferred stock, par value $.001 per share. Immediately prior to the Closing, there will be a number of shares of Fox Kids Preferred Stock duly authorized as shall be sufficient for Fox Kids to deliver to LIFE (or its nominee) at the Closing the number of validly issued, fully paid and nonassessable shares of Fox Kids Preferred Stock to which LIFE is entitled pursuant to Section 2.1 hereof. As of the Closing Date, no shares of capital stock of Fox Kids will rank senior to the Fox Kids Preferred Stock as to dividend rights, rights of redemption, or rights on any liquidation, dissolution or winding up of Fox Kids. All of the shares of capital stock of Fox Kids to be issued pursuant to the terms of the Share Exchange Agreement will be, upon such issuance in accordance with the terms of the Share Exchange Agreement, duly authorized, validly issued, fully paid and nonassessable.

                 5.5      The Fox Kids and NPAL Preferred Stocks.   The
resolution set forth in the Fox Kids Certificate of Designations has been approved by the Board of Directors of Fox Kids and, upon the filing of the Fox Kids Certificate of Designations with the Delaware Secretary of State, the Fox Kids Preferred Stock will have all of the preferences and relative participating, optional and other special rights, qualifications, limitations and restrictions set forth in the Fox Kids Certificate of Designations. The shares of Fox Kids Preferred Stock to be received by LIFE or its nominee at the Closing will be, upon such receipt at the Closing in accordance with the terms and conditions of this Agreement, duly authorized, validly issued, fully paid and non-assessable and LIFE or such nominee will have all of the rights of a registered holder thereof under Delaware law. LIFE or such nominee will receive good and valid title to the Fox Kids Preferred Stock at the Closing, free and clear of all Liens and Restrictions other than those (i) arising under the Securities Act and "blue sky" laws of applicable jurisdictions or (ii) created by or with the consent of LIFE, Liberty or any of their respective Affiliates. Liberty will not be liable for any stamp duty or other issuance or transfer taxes or duties in connection with the issuance and delivery of the Fox Kids Preferred Stock at the Closing. The NPAL Certificate of Amendment has been approved by the Board of Directors and the stockholders of NPAL and, upon the filing of the NPAL Certificate of Amendment with the Delaware Secretary of State, the NPAL Preferred Stock will have all of the preferences and relative participating, optional and other special rights, qualifications, limitations and restrictions set forth in the NPAL Certificate of Amendment. The shares of NPAL Preferred Stock that may be received by a holder of shares of Fox Kids Preferred Stock upon the valid exercise of the Exchange Right included in the Exchange Agreement will be, upon surrender of the certificates representing such shares of Fox Kids Preferred Stock to NPAL or its agent, duly authorized, validly issued, fully paid and non-assessable. No authorization, approval or consent of any Australian Governmental Authority is currently required in order for (i) Fox Kids to declare or pay dividends on or to redeem the Fox Kids Preferred Stock, (ii) NPAL to perform its obligations under the Exchange Agreement, (iii) NPAL to declare or pay dividends on or to redeem the shares of NPAL Preferred Stock exchanged for shares of Fox Kids Preferred Stock, or (iv) Fox Kids, NPAL or TNCL to exercise or perform their respective rights or obligations under the Funding Agreement.

                 5.6 Compliance with Applicable Laws. Each of Fox Kids, NPAL, each Material NPAL Subsidiary, TNCL and each Material TNCL Subsidiary is in compliance with all applicable laws, ordinances, regulations, decrees and orders of any Governmental Authority, the breach or violation of which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the business, assets, results of operations or financial condition (i), in the case of Fox Kids, of Fox Kids and its Subsidiaries taken as a whole, (ii), in the case of NPAL and any Material NPAL Subsidiary, of NPAL and its Subsidiaries taken as a whole, and

(iii), in the case of TNCL and any Material TNCL Subsidiary, of TNCL and its Subsidiaries taken as a whole.

                 5.7 Newly Formed Corporation. Fox Kids is a recently organized corporation and, as of the date hereof, has engaged in no operating activities. As of the date hereof, Fox Kids has no material assets or liabilities (other than agreements relating to its acquisition of securities of IFE).

                 5.8 NPAL Financial Statements; Primary US Holding Company. (a) The NPAL Financial Statements delivered to Liberty prior to the date hereof were prepared in accordance with Australian generally accepted accounting principles (except that there are no footnotes) applied on a consistent basis throughout the periods indicated and fairly present the consolidated financial position and results of operations of NPAL and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein. Since December 31, 1996, there has been no change in any of the significant accounting (including tax accounting) policies, practices or procedures of NPAL. Since December 31, 1996, there has not been any material adverse change in the financial condition, results of operations or businesses of NPAL and its Subsidiaries taken as a whole.

                 (b) NPAL is the primary United States holding company for TNCL and owns not less than 75 % (in value) of the total assets of TNCL and its Subsidiaries located in the United States. NPAL owns, directly or indirectly, not less than 75% (in value and voting power) of the equity securities of the Subsidiaries listed on Schedule 5.8 hereto, except to the extent otherwise specified in such schedule.

                 5.9 TNCL SEC Filings; TNCL Financial Statements. (a) TNCL has filed all forms, reports and documents required to be filed by it with the SEC since December 31, 1995, and has heretofore made available to Liberty, in the form filed with the SEC (excluding any exhibits thereto), its Annual Report on Form 20-F for the fiscal year ended December 31, 1996 (the "TNCL Annual Report"). The TNCL Annual Report, and any other forms, reports and other documents filed by TNCL with the SEC since December 31, 1995, (x) were or will be prepared in accordance with the requirements of the Securities Act, and the Exchange Act, and the rules and regulations thereunder and (y) did not at the time they were filed, or will not at the time they are filed, contain any untrue statements of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

                 (b) The consolidated financial statements (including the notes thereto) contained in the TNCL Annual Report were prepared in accordance with Australian generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and fairly present the consolidated financial position, results of operations and cash flows of TNCL and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein, and such financial statements and the reconciliations to U.S. generally accepted accounting principles comply as to form in all material respects with applicable accounting requirements and the rules and regulations of the SEC. Since December 31, 1996, there has been no change in any of the significant accounting (including tax accounting) policies, practices or procedures of TNCL. Since December 31, 1996, there has not been any material adverse change in the financial condition, results of operations or businesses of TNCL and its Subsidiaries taken as a whole.

                 5.10     Investment Intent.       The IFE Securities, and any
shares of IFE common stock acquired upon exercise of the conversion privileges set forth in such securities, are and will be acquired by Fox Kids for its own account for investment and with no present intention of distributing or reselling such shares or any part thereof in any transaction which would constitute a "distribution" within the meaning of the Securities Act. Fox Kids understands and acknowledges that the offer and sale of the IFE Securities have not been, and as of the Closing will not have been, registered under the Securities Act or any state securities laws.

                 5.11 No Brokers. No broker or finder is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Fox Kids.

                 5.12 Full Disclosure. No statement herein or in the Fox Kids Disclosure Letter, the Funding Agreement or the Exchange Agreement or in any certificate delivered pursuant to the requirements of this Agreement by or on behalf of Fox Kids, NPAL or TNCL contains or will contain any untrue statement of a material fact concerning Fox Kids, NPAL or TNCL or omits or will omit to state a material fact necessary in order to make the statements made herein or therein concerning Fox Kids, NPAL or TNCL, in light of the circumstances under which they were made, not misleading.

         6.      Pre-Closing Covenants of Fox Kids, LIFE and Liberty.   During
the period commencing on the date hereof and ending at the time of the Closing:

                 6.1 Filings and other Actions. (a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto agrees to use its reasonable commercial efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations or otherwise to consummate and make effective the transactions contemplated by this Agreement.

                 (b) Each party shall use its commercially reasonable efforts not to take any action, or enter into any transaction, which would cause any of its representations or warranties contained in this Agreement to be untrue or result in a breach of any covenant or agreement made by such party in this Agreement.

                 6.2 Public Announcements. Liberty and Fox Kids shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any transaction contemplated hereby and shall not, and shall not permit any Affiliate to, issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may be required by law or any listing agreement or arrangement to which TNCL or TCI is a party with a national securities exchange or The Nasdaq Stock Market if it has used all reasonable efforts to consult with the other party and to obtain such party's consent but has been unable to obtain such consent in a timely manner. The parties hereto have agreed to the issuance on the date hereof of the press release attached hereto as Exhibit G.

                 6.3 Substitution of Consideration in Certain Circumstances. (a) If Liberty determines, on the advice of counsel, that the condition to its obligation to consummate the transactions contemplated by this Agreement set forth in Section 9.4(b) will not be satisfied, then the parties shall negotiate in good faith the terms of a substitute security (the "Substitute Security") for the Fox Kids Preferred Stock to be received by LIFE pursuant to the Contribution. The Substitute Security shall (i) have terms that are mutually acceptable to Fox Kids and Liberty, (ii) at the election of Liberty, be exchangeable for a "mirror" security of NPAL or another Affiliate of Fox Kids acceptable to Liberty, (iii) have an economic value to Liberty not less, in any material respect, than, and an economic cost to Fox Kids (and, in the case of an NPAL "mirror" security, an economic cost to NPAL) not greater, in any material respect, than, the value and cost, respectively, of the Fox Kids Preferred Stock (and the NPAL Preferred Stock), (iv) not, in the sole judgment of Liberty based upon advice of counsel, upon receipt by Liberty result in recognition by Liberty of taxable income or gain for United States or Australian federal income tax purposes (except to the extent any exchange right may constitute "boot"), and (v) not result in the recognition by Fox Kids or NPAL, as the case may be, of taxable income or gain for United States or Australian federal income tax purposes to a greater extent than that which would be recognizable by Fox Kids or NPAL if the transactions contemplated by this Agreement and the Exchange Agreement (including the issuance of the NPAL Preferred Stock in exchange for shares of Fox Kids Preferred Stock) were consummated on the date hereof. Any Substitute Security shall have voting rights, or no voting rights, as may be determined by Fox Kids in its sole discretion.

                 (b) If the terms of the Substitute Security require that filings be made under the H-S-R Act, each of Fox Kids, Liberty and LIFE shall, or shall cause its appropriate Affiliate(s) to, file an appropriate notification and report form under the H-S-R Act within 5 business days of the date the terms of the Substitute Security are determined. Each party shall cause, or shall cause such appropriate Affiliate(s) to, supply promptly any additional information and documentary material that may be requested pursuant to the H-S-R Act. If filings are made under the H-S- R Act pursuant hereto, then (i) the obligations of each of Liberty and LIFE, on the one hand, and Fox Kids, on the other hand, to consummate the transactions contemplated by this Agreement (in addition to the conditions set forth in Sections 7, 8 and 9 hereof) shall be subject to the expiration (or earlier termination) of the waiting period under the H-S-R Act, and (ii) the Outside Date shall be extended, if necessary, to the earlier of (x) the second business day after the expiration (or earlier termination) of such waiting period and (y) November 30, 1997.

                 6.4 Notification of Certain Matters. Each of Liberty and LIFE, on the one hand, and Fox Kids, on the other hand, shall give prompt notice in writing to the other of: (i) any information that indicates that any of its representations or warranties contained herein was not true and correct as of the date hereof or will not be true and correct, in any material respect, as of the Closing Date, (ii) the occurrence of any event which will result, or has a reasonable prospect of resulting, in the failure to satisfy a condition specified in Section 7, 8 or 9 hereof, or (iii) any notice of, or other communication relating to, any claim, litigation, proceeding or investigation that questions the validity or enforceability of this Agreement or any of the transactions contemplated hereby.

                 6.5 H-S-R Filings; Best Efforts to Close. (a) As promptly as practicable after the execution of this Agreement, but in any event within 5 business days, Fox Kids shall, or shall cause its appropriate Affiliate(s) to, file an appropriate notification and report form under the H-S-R Act with respect to (i) the conversion of the IFE Stock and the IFE Notes into voting securities of IFE, (ii) the acquisition of voting securities of IFE under the Robertsons Class A Purchase Agreement and from The Christian Broadcasting Network, Inc. and Regent University and (iii) the merger contemplated by the Merger Agreement; provided, however, that such five-business day period shall be extended to the extent necessary for Fox Kids to obtain from IFE all information reasonably necessary to complete such notification and report form that is not in the public domain or available from IFE's periodic reports filed under the Exchange Act. Fox Kids shall, or shall cause such Affiliate(s) to, request early termination of the waiting period under the H-S-R Act. Fox Kids shall, or shall cause such Affiliate(s) to, supply promptly any additional information and documentary material that may be requested of it pursuant to the H-S-R Act and use, or cause such Affiliate(s) to use, its commercially reasonable efforts to obtain clearance or authorization under the H-S-R Act to consummate the transactions described in the immediately preceding sentence as promptly as practicable. Fox Kids shall not, and shall not permit any Affiliate to, take any action that will have the effect of delaying, impairing or impeding the receipt of early termination or such clearance or authorization under the H-S-R Act. Fox Kids shall use its commercially reasonable efforts to cause IFE, as soon as reasonably practicable, (i) to provide Fox Kids, or its appropriate Affiliate(s), with such information as may be reasonably necessary for Fox Kids, or such Affiliate(s), to complete and submit its notification and report form under the H-S-R Act, (ii) to file its own (or its appropriate Affiliate(s) notification and report form under the H-S-R Act in connection with the transactions referred to in the first sentence of this Section 6.5(a) and (iii) to supply promptly any additional information and documentary material that may be requested of it (or such Affiliate) pursuant to the H-S-R Act.

                 (b) Fox Kids covenants and agrees with Liberty and LIFE to use its best efforts to effect the Contribution prior to the consummation of the merger contemplated by the Merger Agreement. Fox Kids acknowledges and agrees that a failure to effect the Contribution prior to such merger would result in Liberty and LIFE suffering significant damages, and agrees to indemnify and hold harmless Liberty and LIFE from and against any and all monetary damages suffered by either of them arising out of the failure of the Contribution to be effected prior to such merger. Such monetary value shall be deemed to equal the difference between the amount received by LIFE in the merger and the value of the Consideration (assuming for this purpose no change in applicable tax laws or regulations from those in effect on the date of this Agreement). Notwithstanding the foregoing, Fox Kids shall not be liable to Liberty or LIFE pursuant to this Section 6.5(b) if the failure of the Contribution to be effected prior to such merger is due to a material breach by Liberty or LIFE of any of its covenants, agreements, representations or warranties set forth in this Agreement.

         7. Conditions to Each Party's Obligation to Effect the Contribution. The respective obligations of each party to effect the Contribution and the other transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable law:

                 7.1 No Stop Order. There shall be no effective injunction, writ or preliminary restraining order or any order of any nature issued by any court of competent jurisdiction or by any Governmental Authority directing that the transactions provided for herein, or any of them, not be consummated as herein provided; provided, however, that the parties shall use their reasonable commercial efforts to prevent the entry of, or, if entered, to cause to be vacated or lifted as promptly as practicable, any such injunction or other order.

                 7.2 Consummation of Share Exchange. All of the conditions precedent to the consummation of the transactions contemplated by the Share Exchange Agreement shall have been satisfied or, to the extent permitted by applicable law, waived by the parties thereto, and the Share Exchange shall be consummated and become effective concurrently with the consummation and effectiveness of the Contribution.

                 7.3 H-S-R Act. The waiting period applicable to the filings made under the H-S-R Act pursuant to Section 6.5(a) hereof shall have expired or been terminated.

                 7.4 No Adverse Enactments. There shall not have been any statute, rule, regulation or order promulgated, enacted or issued or deemed applicable to the Contribution by any Governmental Authority or court of competent jurisdiction which would make the consummation of the Contribution illegal.

         8. Additional Conditions to Obligations of Fox Kids. The obligation of Fox Kids to consummate the transactions contemplated by this Agreement is also subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions, any or all of which may be waived by Fox Kids, in whole or in part, to the extent permitted by applicable law:

                 8.1 Accuracy of Representations and Warranties. All representations and warranties of Liberty and LIFE contained herein shall be true and correct in all material respects on and as of the Closing Date, with the same force and effect as though made on and as of the Closing Date, except for changes permitted or contemplated by this Agreement.

                 8.2 Performance of Agreements. Each of Liberty and LIFE shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants and conditions, contained in this Agreement to be performed or complied with by it prior to or at the Closing Date.

                 8.3 Officer's Certificates. Fox Kids shall have received certificates of Liberty and LIFE, signed by officers of Liberty and LIFE, respectively, evidencing compliance with the conditions set forth in Sections
8.1 and 8.2 above.

                 8.4 Opinion of Counsel for Liberty and LIFE. Fox Kids shall have received from counsel to Liberty and LIFE an opinion, dated the Closing Date, to the effect set forth on Exhibit H hereto. In rendering their opinions such counsel may rely as to factual matters upon certificates or other documents furnished by officers and directors of Liberty and LIFE and by government officials, and upon such other documents and data as such counsel deem appropriate as a basis for their opinions. Such counsel may specify the jurisdiction or jurisdictions in which they are admitted to practice, that they are not admitted to practice in any other jurisdiction or experts in the law of any other jurisdiction and that, to the extent their opinions concern the laws of any other jurisdiction or pertain to matters beyond the scope of such counsel's engagement, such counsel may rely upon the opinion of counsel admitted to practice in such other jurisdiction. Any opinion relied upon by such counsel shall be delivered together with the opinion of such counsel, which shall state that such counsel believes that their reliance thereon is justified.

                 8.5 Amended Affiliation Agreement. The Amended Affiliation Agreement, in the form of Exhibit B hereto, shall have been duly executed and delivered.

                 8.6 IFE Shareholders Agreement. The IFE Shareholders Agreement shall have been terminated or LIFE shall have irrevocably waived all of its rights and obligations thereunder such that LIFE has no further rights or obligations under the IFE Shareholders Agreement.

         9. Additional Conditions to the Obligations of Liberty and LIFE. The obligation of each of Liberty and LIFE to consummate the transactions contemplated by this Agreement is also subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions, any or all of which may be waived by Liberty and LIFE, in whole or in part, to the extent permitted by applicable law:

                 9.1 Accuracy of Representations and Warranties. All representations and warranties of Fox Kids contained herein shall be true and correct in all material respects on and as of the Closing Date, with the same force and effect as though made on and as of the Closing Date, except for changes permitted or contemplated by this Agreement.

                 9.2 Performance of Agreements. Fox Kids shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants and conditions, contained in this Agreement to be performed or complied with by it prior to or at the Closing Date.

                 9.3 Officer's Certificate. Liberty and LIFE shall have received a certificate of Fox Kids, signed by officers of Fox Kids, evidencing compliance with the conditions set forth in Sections 9.1 and 9.2 above.

                 9.4 Tax Matters. (a) Liberty and LIFE shall have received duly executed copies of the certificates attached hereto as Exhibit J.

                 (b) Liberty shall have received from Baker & Botts, L.L.P. an opinion of counsel to the effect that since June 11, 1997, there has been no amendment to, change (including any announced prospective change) in, or effective date set for any proposed amendment or change in, the laws (or any regulations thereunder) of the United States or Australia or any political subdivision or taxing authority of either thereof or therein, or any amendment to, change in, or effective date set for any proposed amendment or change in, an interpretation or application of such laws or regulations by any legislative body, court, governmental agency or regulatory authority, which would result in Liberty recognizing taxable income or gain for United States or Australian federal income tax purposes by virtue of the Contribution or the consummation of any of the transactions contemplated by this Agreement (except to the extent the Exchange Right constitutes "boot" for federal income tax purposes).

                 9.5 Funding Agreement and Exchange Agreement. The Funding Agreement, in the form attached hereto as Exhibit D, shall have been duly executed and delivered by Fox Kids, NPAL and TNCL and the Exchange Agreement, in the form attached hereto as Exhibit C, shall have been duly executed and delivered by NPAL.

                 9.6 Assets of NPAL. Liberty shall have received evidence reasonably satisfactory to it that NPAL owns, as of the Closing Date, directly or indirectly through one or more Subsidiaries of NPAL, not less than 75% (in value) of the assets of TNCL and its Subsidiaries located in the United States.

                 9.7 Opinion of Counsel for Fox Kids. Liberty and LIFE shall have received an opinion of counsel to Fox Kids, dated the Closing Date, substantially to the effect set forth on Exhibit I. In rendering their opinions such counsel may rely as to factual matters upon certificates or other documents furnished by officers and directors of Fox Kids and by government officials, and upon such other documents and data as such counsel deem appropriate as a basis for their opinions. Such counsel may specify the jurisdiction or jurisdictions in which they are admitted to practice, that they are not admitted to practice in any other jurisdiction or experts in the law of any other jurisdiction and that, to the extent their opinions concern the laws of any other jurisdiction or pertain to matters beyond the scope of such counsel's engagement, such counsel may rely upon the opinion of counsel admitted to practice in such other jurisdiction. Any opinion relied upon by such counsel shall be delivered together with the opinion of such counsel, which shall state that such counsel believes that their reliance thereon is justified.

                 9.8 Registration Rights Agreement. Liberty and LIFE shall have entered into a registration rights agreement with Fox Kids having the terms set forth on Schedule 9.8 hereto.

         10.     Termination.

                 10.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time:

                          10.1.1  by the mutual written consent of Liberty and
                             Fox Kids;

                          10.1.2  by Fox Kids if there has been a breach of any
covenant or agreement on the part of Liberty or LIFE set forth in this Agreement, or if any representation or warranty of Liberty or LIFE shall have become untrue in any material respect, in either case such that such breach or untruth is incapable of being cured by the Outside Date; provided, however, that Fox Kids shall not have the right to terminate this Agreement pursuant to this Section 10.1.2 if Fox Kids, at such time, is in material breach of any of its covenants, agreements, representations or warranties set forth in this Agreement;

                          10.1.3  by Liberty if there has been a breach of any
covenant or agreement on the part of Fox Kids set forth in this Agreement, or if any representation or warranty of Fox Kids shall have become untrue in any material respect, in either case such that such breach or untruth is incapable of being cured by the Outside Date; provided, however, that Liberty shall not have the right to terminate this Agreement pursuant to this Section 10.1.3 if Liberty or LIFE, at such time, is in material breach of any of its covenants, agreements, representations or warranties set forth in this Agreement;

                          10.1.4  by either Fox Kids or Liberty if the
Contribution shall not have been consummated on or before the Outside Date, unless the absence of such consummation shall be due to the failure of the party seeking termination to perform each of its obligations under this Agreement required to be performed by it at or prior to the Closing Date; or

                          10.1.5  by either Fox Kids or Liberty if a court of
competent jurisdiction or a Governmental Authority shall have issued a non-appealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Contribution or any of the other transactions contemplated hereby.

                 10.2 Effect of Termination. If this Agreement is terminated pursuant to

Section 10.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto, or any of their respective officers or directors, to the others and all rights and obligations of each party hereby shall cease, except that (a) the agreements contained in Section 6.5(b), this
Section 10.2 and in Sections 11.2 and 12.6 shall survive the termination hereof and (b) nothing herein shall relieve any party from liability for the willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement. If this Agreement is terminated, Fox Kids covenants and agrees to cause the Robertsons Class A Purchase Agreement to be terminated, unless (i) such termination is the result of a court of competent jurisdiction or a Governmental Authority having issued a non-appealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Contribution or
(ii) such termination was due to a material breach by Liberty or LIFE of any of its covenants, agreements, representations or warranties set forth in this Agreement.

         11.     Indemnification.

                 11.1 Survival. All representations and warranties and covenants and agreements contained herein shall survive until the first anniversary of the date of this Agreement; provided, however, that such limitation shall not apply to (i) the representations set forth in Sections 4.5, 4.6 and 5.5 and (ii) the covenants and agreements set forth in Section 2.1, in this Section 11 and in Sections 12.2, 12.6 and 12.7, each of which shall survive without limitation.

                 11.2 Certain Actions. Fox Kids agrees to indemnify and hold harmless each Liberty Party (as defined below) from and against any and all losses, claims, damages, liabilities, judgments, costs, disbursements and expenses of any kind or nature (including reasonable fees and disbursements of counsel) arising out of any suit, action or proceeding instituted by any Person not a party to this Agreement that in any manner results from, arises out of, is based upon or is related or attributable to any action taken by TNCL, NPAL, Fox Kids or any of their respective Affiliates (each, a "News Corp Party") with respect to any transaction or proposed transaction involving any News Corp Party, on the one hand, and any of M.G. "Pat" Robertson, the Robertson Charitable Remainder Unitrust, the Gordon P. Robertson Irrevocable Trust, the Elizabeth F. Robertson Irrevocable Trust, the Ann R. Lablanc Irrevocable Trust, Lisa N. Robertson, Timothy B. Robertson (individually and as custodian to and for each of Abigail H. Robertson, Laura N. Robertson, Elizabeth C. Robertson, Willis H. Robertson and Caroline S. Robertson), the Timothy and Lisa Robertson Children's Trust, the Timothy B. Robertson Charitable Trust, any other charitable, revocable or irrevocable trust created by or for the benefit of the Robertsons, their children or their respective heirs, The Christian Broadcasting Network, Inc. or Regent University, on the other hand. All fees, costs and expenses of a Liberty Party which are reimbursable pursuant to this
Section 11.2 shall be reimbursed as they are incurred. Fox Kids shall not be liable for any settlement of any suit, action or proceeding effected without its written consent, but if settled with its written consent, or if there be a final judgment for the plaintiff in any such suit, action or proceeding, Fox Kids shall indemnify and hold harmless each Liberty Party from and against any damage, loss or liability by reason of such settlement or judgment. As used in this Section 11.2, the term "Liberty Party" means (i) LIFE, Liberty and TCI, (ii) the respective directors, officers, employees and agents of the Persons specified in clause (i) of this sentence, and (iii) the respective successors, assigns, executors, heirs and legal representatives of the foregoing.

                  11.3 Indemnification by Liberty and LIFE. Subject to the other terms and conditions of this Agreement, Liberty and LIFE shall, jointly and severally, indemnify Fox Kids against and hold Fox Kids harmless from all demands, claims, losses, costs, fines, liabilities, damages (excluding consequential damages) and expenses, including reasonable fees and expenses incurred in the investigation and defense of claims and actions (collectively, "Losses"), arising out of the breach of any representation, warranty, covenant or agreement of Liberty or LIFE contained herein.

                 11.4 Indemnification by Fox Kids. Subject to the other terms and conditions of this Agreement, Fox Kids shall indemnify each of Liberty and LIFE against and hold each of Liberty and LIFE harmless from all Losses arising out of (i) the breach of any representation, warranty, covenant or agreement of Fox Kids contained herein or (ii) the invalidity or unenforceability, or alleged invalidity or unenforceability, of any provision of the Fox Kids Certificate of Designations, the NPAL Certificate of Amendment, the Exchange Agreement or the Funding Agreement.

                 11.5 Claims. If any claim or assertion of liability is made or asserted against a party entitled to be indemnified pursuant to Section
11.3 or 11.4 (an "Indemnified Party") by any Person who is not a party to this Agreement, the Indemnified Party shall give to the other party (an "Indemnifying Party") prompt written notice of such claim or assertion, or of any event or proceeding by or in respect of a third party of which it has knowledge, concerning any liability or damage as to which it may request indemnification hereunder. The failure by an Indemnified Party to give notice as provided in this Section 11.5 shall not relieve the Indemnifying Party of its obligations under this Section 11.5 except to the extent that the failure results in a failure of actual notice to the Indemnifying Party and the Indemnifying Party is damaged solely as a result of the failure to give notice. The Indemnifying Party shall have the right to direct, through counsel chosen by the Indemnifying Party and reasonably satisfactory to the Indemnified Party, the defense or settlement of any such claim or proceeding at its own expense. If the Indemnifying Party elects to assume the defense of any such claim or proceeding, the Indemnified Party may participate in such defense, but in such case the expenses of the Indemnified Party shall be paid by the Indemnified Party; provided, however, that if the Indemnified Party asserts that there exists a conflict of interest that would make it inappropriate for the same counsel to represent the Indemnifying Party and the Indemnified Party and the counsel for the Indemnifying Party concurs with such assertion, then the Indemnifying Party shall reimburse the Indemnified Party for the reasonable fees and expenses of separate counsel, to the extent such fees and expenses are incurred solely in connection with the matters with respect to which the counsel for the Indemnifying Party agrees there is a conflict of interest. The Indemnified Party shall provide the Indemnifying Party with access to its records and personnel relating to any such claim, assertion, event or proceeding during normal business hours and shall otherwise cooperate with the Indemnifying Party in the defense or settlement thereof, and the Indemnifying Party shall reimburse the Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith, as such expenses are incurred. If the Indemnifying Party elects to direct the defense of any such claim or proceeding, the Indemnified Party shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability, unless the Indemnifying Party, subject to the penultimate sentence of this Section 11.5, withdraws from the defense of such asserted liability, or unless a final judgment from which no appeal may be taken by or on behalf of the Indemnifying Party is entered against the Indemnified Party for such liability. If the Indemnifying Party fails to defend, or if, after commencing or undertaking any such defense, the Indemnifying Party fails to prosecute or withdraws from such defense, the Indemnified Party shall have the right to undertake the defense or settlement thereof, at the Indemnifying Party's expense. If the Indemnified Party assumes the defense of any such claim or proceeding pursuant to this
Section 11.5 and proposes to settle such claim or proceeding prior to a final judgment thereon or to forego appeal with respect thereto, then the Indemnified Party shall give the Indemnifying Party prompt written notice thereof and the Indemnifying Party shall have the right to participate in the settlement or assume or reassume the defense of such claim or proceeding. The Indemnifying Party shall not settle any claim or assertion unless the Indemnified Party consents in writing to such settlement, which consent shall not be unreasonably withheld.

         12.     Miscellaneous Provisions.

                 12.1 Notices. All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given or made if (i) delivered in person, on the date actually delivered, (ii) by United States mail, certified or registered, with return receipt requested, on the date which is two business days after the date of mailing, or (iii) if sent by telex or facsimile transmission, with a copy mailed on the same day in the manner provided in (ii) above, on the date transmitted provided receipt is confirmed by telephone:

                          If to Fox Kids:

                                  c/o News America Publishing Incorporated
                                  1211 Avenue of the Americas
                                  New York, New York 10036
                                  Attention: Arthur M. Siskind, Esq.
                                  Telecopy No.: 212-768-2027

                          With copies to:

                                  Squadron, Ellenoff, Plesent & Sheinfeld, LLP
                                  551 Fifth Avenue
                                  New York, New York 10176
                                  Attention: Joel I. Papernik, Esq.

                                  Telecopy No.: 212-697-6686

                                  Saban Entertainment
                                  10960 Wilshire Boulevard
                                  Los Angeles, California 90024
                                  Attention: Haim Saban/Mel Woods
                                  Telecopy No.: 310-235-5108

                                  Troop Meisinger Steuben & Pasich, LLP
                                  10940 Wilshire Boulevard
                                  Los Angeles, California 90024
                                  Attention: Dick Troop, Esq.
                                  Telecopy No.: 310-443-8503


                          If to Liberty or LIFE:

                                  Liberty Media Corporation
                                  8101 East Prentice Avenue
                                  Englewood, Colorado 80111
                                  Attention: President
                                  Telecopy No.: 303-721-5415

                          With a copy to:

                                  Baker & Botts, L.L.P.
                                  599 Lexington Avenue
                                  New York, New York 10022
                                  Attention: Robert W. Murray Jr., Esq.
                                  Telecopy No.: 212-705-5125

or at such other address as may have been furnished by a party in writing to the other parties.

                 12.2 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement shall nonetheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon any such determination that a term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

                 12.3 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

                 12.4 No Adverse Construction. The rule that a contract is to be construed against the party drafting the contract is hereby waived, and shall have no applicability in construing this Agreement or any provision hereof.

                 12.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

                 12.6 Fees and Expenses. All costs and expenses, including without limitation fees and disbursements of counsel, incurred by the parties hereto shall be borne solely and entirely by the party which has incurred such costs and expenses; provided, however, that if pursuant to Section 6.3 the terms of a Substitute Security are negotiated, and such terms require that filings be made under the H-S-R Act, then Fox Kids shall pay all filing fees required to be paid under the H-S-R Act in connection with such filings.

                 12.7 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, but neither this Agreement nor any of the rights, interests or other obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties.

                 12.8 Amendment. This Agreement may be amended by the parties hereto at any time prior to the Closing. This Agreement may be not be amended except by an instrument in writing signed by each of the parties hereto.

                 12.9     Waiver.   Any party hereto may (i) extend the time
for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered pursuant hereto, and (iii) waive compliance by the other parties with any of the agreements or conditions contained herein; provided, however, that neither Liberty nor LIFE may waive the condition to their respective obligations to
effect the Contribution set forth in Section 9.4.   Any such extension or
waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                 12.10 Entire Agreement. This Agreement (including the Exhibits and Schedules attached hereto, the Fox Kids Disclosure Letter and other documents referred to herein and which form a part hereof) constitutes the entire agreement among the parties hereto and supersedes all prior agreements and understandings, oral and written, among the parties with respect to the subject matter hereof.

                 The parties hereto have executed and delivered this Agreement as of the date first above written.


                                           LIBERTY MEDIA CORPORATION


                                           By:
                                                   -----------------------------
                                                   Name:
                                                   Title:


                                           LIBERTY IFE, INC.


                                           By:
                                                   -----------------------------

                                                   Name:
                                                   Title:


                                           FOX KIDS WORLDWIDE, INC.


                                           By:
                                                   -----------------------------

                                                   Name:
                                                   Title: